EXHIBIT 99.1


           ADVANCED ACCESSORY SYSTEMS, LLC AND AAS CAPITAL CORPORATION
         COMMENCE TENDER OFFER AND CONSENT SOLICITATION WITH RESPECT TO
          OUTSTANDING 10 3/4% SENIOR NOTES; ADVANCED ACCESSORY HOLDINGS
        CORPORATION COMMENCES TENDER OFFER AND CONSENT SOLICITATION WITH
              RESPECT TO OUTSTANDING 13 1/4% SENIOR DISCOUNT NOTES

      STERLING HEIGHTS, MICHIGAN, June 5, 2006 - Advanced Accessory Systems, LLC ("AAS") and AAS Capital Corporation ("AAS Capital") today announced that they have commenced a cash tender offer to purchase any and all of their outstanding 10 3/4% Senior Notes due 2011 (the "Senior Notes"). In addition, Advanced Accessory Holdings Corporation ("Holdings") announced that it has commenced a cash tender offer to purchase any and all of its outstanding 13 1/4% Senior Discount Notes due 2011 (the "Discount Notes"). In connection with the tender offers, AAS, AAS Capital and Holdings are soliciting consents to, among other things, eliminate substantially all of the restrictive covenants and certain events of default contained in the indentures governing the respective notes.

      The tender offers are each scheduled to expire at 11:59 p.m., New York City time, on June 30, 2006, unless extended. The price that AAS and AAS Capital will pay for Senior Notes that are tendered and accepted for payment will be an amount equal to 96% of the principal amount of the Senior Notes plus accrued and unpaid interest up to but excluding the payment date. The price that Holdings will pay for Discount Notes that are tendered and accepted for payment will be an amount equal to 96% of the accreted value of the Discount Notes on the payment date. AAS, AAS Capital and Holdings will also pay a consent fee of 5% of the principal amount or accreted value on the payment date, as applicable, for any notes that are tendered prior to the consent payment deadline of 5:00 p.m., New York City time, on June 16, 2006. No consent fee will be paid for notes tendered after the consent payment deadline. Holders who tender notes and deliver consents will not be able to withdraw or revoke them after the consent payment deadline.

      Holders of notes may not tender notes without delivering consents and may not deliver consents without tendering notes. The obligation of AAS, AAS Capital and Holdings to accept for payment and purchase notes that are tendered, and pay for the related consents, is conditioned on, among other things, completion of the previously announced acquisition of certain of the assets and businesses of AAS by Thule AB, and receipt of consents to the proposed amendments to the respective indentures from the holders of at least a majority in principal amount of the Senior Notes and a majority in principal amount at maturity of the Discount Notes not owned by AAS, AAS Capital or Holdings, or any of their affiliates, being properly tendered and not validly withdrawn.

      If the requisite number of consents is received prior to the consent payment deadline, then AAS, AAS Capital, Holdings and the respective trustees will execute supplemental indentures containing the amendments to the respective indentures. The amendments will not become operative until the payment date and, if they become operative, will be effective as of the date on which the supplemental indentures were executed.

      This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to any securities. The tender offers and consent solicitations


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are being made solely in Offer to Purchase and Consent Solicitation Statements
and accompanying Consents and Letters of Transmittal, each dated June 5, 2006.

      AAS, AAS Capital and Holdings have engaged Jefferies & Company, Inc. to act as the dealer manager and solicitation agent for the tender offers and the consent solicitations. Questions regarding the tender offers and consent solicitations may be directed to Jefferies at (973) 912-2888. Request for copies of the Offer to Purchase and Consent Solicitation Statement and the Consent and Letter of Transmittal for either or both tender offers may be directed to CapitalBridge, the information agent for the tender offers and consent solicitations, at (201) 499-3500 (collect) or (877) 746-3583 (U.S. toll free).